UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2018

PRAXSYN CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-130446	20-3191557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Spectrum Blvd., Las Vegas, NV 89101
(Address of principal executive offices, including zip code)

(702) 761-3809
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On September 14, 2018 the Board of Directors (the “Board”) of Praxsyn Corporation (the “Company”) voted to issue one thousand (1,000) shares of the Company’s Series B Convertible Preferred Stock (“Series B Stock”) in exchange for services to be rendered in the completion of its financial statements covering the period between December 31, 2015 and September 30, 2018.

The shares were issued pursuant to the exemption available under Section 4(a)(2) of the Securities Act of 1933.

The shares are convertible, on a variable basis into the Company’s Common Stock, between four thousand, three hundred (4,300) and ten thousand (10,000) Common shares for each one (1) Series B Stock share, based on the number of Common shares outstanding on the date of conversion. Barring a reverse split of the Company’s Common stock, the ratio is, and will remain, ten thousand (10,000) to one (1).

Item 5.02.	Directors.

On September 14, 2018 the Company’s Board voted to elect Dr. Sanjeev Kaila, Daniel A. Barretto, and Thomas J. Patire as members of the Board of Directors effective immediately.

1.	Dr. Sanjeev Kaila (46) is a board-certified plastic surgeon, entrepreneur and real estate developer. He is licensed in the United States and Canada. He received his medical degree from the University of Western Ontario. He resides and practices in Atlanta, Georgia. The Company intends to publish his CV on its website in the near future.
2.	There are no arrangements or understandings between the Dr. Kaila and any other persons to which Dr. Kaila was selected as a director.
3.	There are no committees of the Board to which Dr. Kaila is to be named, as of this date.
4.	As of this date, there has been no agreement completed, that would require publishing the information required by Item 404(a) of Regulation S-K (17 CFR 229.404(a)) with Dr. Kaila.
5.	The Company has approved the sale, subject to an agreement, to issue an unknown number of shares of preferred stock for interests in a surgery center, a software platform and an indeterminate number of tokens of a new crypto currency Dr. Kaila is developing for transacting medical payments. Additionally, the Company has agreed to issue Dr. Kaila, and all of the other members of the Board, an undefined number of preferred shares of stock, convertible into one million, five hundred thousand (1,500,000) shares of Common stock, however, this stock has not been issued as of this date.

1.	Daniel A. Barretto, (55), is one of the country’s leading experts in marketing. Through his former company, Blue Door Marketing, Mr. Barretto achieved massive success, year over year, building the Hispanic channel for Procter & Gamble. He now runs The DECKA Group, working with Proctor and Gamble, FC Barcelona, FC Penarol (Uruguay), FC Roma (June 2018), Hawaii Water and others. He holds a degree from Columbia and an MBA from Rice University. The Company intends to publish his CV on its website in the near future.
2.	There are no arrangements or understandings between the Mr. Barretto and any other persons to which Mr. Barretto was selected as a director.
3.	There are no committees of the Board to which Mr. Barretto is to be named, as of this date.
4.	As of this date, there has been no agreement completed, that would require publishing the information required by Item 404(a) of Regulation S-K (17 CFR 229.404(a)) with Mr. Barretto.
5.	The Company has agreed to issue Mr. Barretto, and all of the other members of the Board, an undefined number of preferred shares of stock, convertible into one million, five hundred thousand (1,500,000) shares of Common stock, however, this stock has not been issued as of this date.

1.	Thomas J. Patire, (59), is a leading security expert and entrepreneur. Mr. Patire founded The Tom Patire Group, a personalized safety company that empowers people of all ages and all walks of life on how to live a safer life thru nonconfrontational means. Mr. Patire has trained the personnel of many prestigious corporations in different levels of security and personal safety, from practical application, preventive measures, readability and diffusion techniques. Mr. Patire holds a degree from William Paterson University in Human Movements, Health & Nutrition. The Company intends to publish his CV on its website in the near future.
2.	There are no arrangements or understandings between the Mr. Patire and any other persons to which Mr. Patire was selected as a director.
3.	There are no committees of the Board to which Patire is to be named, as of this date.
4.	As of this date, there has been no agreement completed, that would require publishing the information required by Item 404(a) of Regulation S-K (17 CFR 229.404(a)) with Mr. Patire.
5.	The Company has agreed to issue Mr. Patire, and all of the other members of the Board, an undefined number of preferred shares of stock, convertible into one million, five hundred thousand (1,500,000) shares of Common stock, however, this stock has not been issued as of this date.

SIGNATURE

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAXSYN CORPORATION

DATE: September 20, 2018	By:	/s/ Frank J. Brady
Frank J. Brady
Chief Executive Officer